Dohan and Company

Certified Public Accountants

Suite 200

7700 North Kendall Drive

Miami, Florida   33156-7578

Telephone:  (305)274-1366

Facsimile:  (305)274-1368

September 11, 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC

USA  20549

Dear Sir and/or Madam:

Re:  Lions Gate Investment Limited (the "Company")

We have read the statements made by Lions Gate Investment Limited, which we understand will be filed with the Commission, pursuant to item 4 of Form 8-K, as part of the Company's Form 8-K report (as amended) dated September 11, 2003 and are in agreement with the statements concerning our Firm in such Form 8-K amendment.

We also have no basis to agree or disagree with the Company's statements regarding Moore Stephens Ellis Foster.

Yours truly,

DOHAN AND COMPANY

Per:

/s/Nancy L. Brown

Nancy L. Brown, CPA, Director